UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

HAWAIIAN HOLDINGS INC

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

The following is an article discussing the pending acquisition (the “Transaction”) of Hawaiian Holdings, Inc. (“Hawaiian Holdings”) by Alaska Air Group, Inc. (“Alaska”) posted to the Transaction website on December 26, 2023.

Alaska Air to buy Hawaiian Airlines in a $1.9 billion deal that may attract regulator scrutiny

Associated Press, December 4, 2023

SEATTLE (AP) — Alaska Airlines agreed to buy Hawaiian Airlines in a $1.9 billion deal announced Sunday, potentially putting it on track for a clash with a Biden administration wary of higher airfares.

The combined company would maintain both airlines’ brands, an unusual move in an industry where waves of acquisitions have led to four big brands dominating the U.S. market. On Sunday, the companies said Alaska will pay $18 in cash for each share of Hawaiian, whose stock closed Friday at $4.86 after losing just over half its value in the year so far.

Officials from both companies called the deal a chance to combine two carriers with few overlapping routes, which they said would create a stronger company to compete with the nation’s Big Four: American Airlines, Delta Air Lines, Southwest Airlines and United Airlines. It would also create a “clear leader” in the lucrative, $8 billion Hawaiian market, Alaska CEO Ben Minicucci said in a conference call with investors.

“We combine two companies with shared values that have competed and survived longer than most through many industry cycles, enhancing our differentiated business model and creating a stronger competitor to network carriers,” he said.

The deal includes $900 million in Hawaiian debt, bringing the acquisition’s total value to $1.9 billion. The combined airline would be based in Seattle, with Alaska’s Minicucci at its head. The companies forecast the acquisition will add to profits within two years of the deal closing, which is forecast to happen between 12 and 18 months from now.

The combined airline would participate in the oneworld Alliance, which includes American Airlines, British Airways and Cathay Pacific.

Alaska and Hawaiian are both smaller than the nation’s dominant carriers. They said the deal would meld two complementary networks, increasing connectivity to 138 destinations for passengers traveling through the continental United States and across the Pacific, including nonstop service to 29 international destinations in the Americas, Asia, Australia and the South Pacific.

Hawaiian has a deep and long history within the islands, stretching back to its incorporation in 1929 under the name Inter-Island Airways.

The companies said they would keep Honolulu as a key hub and that they’re “committed to maintaining and growing union-represented workforce” in Hawaii. Minicucci told reporters at a news conference Sunday that it’s “too soon to tell” how many non-union positions would be eliminated once the combination is completed.

“I can’t tell you what that number is, but I’m hopeful that the number is not large,” he said of the potential layoffs.

The companies also said the combination would triple the destinations that can be reached within one stop in North America for travelers from Hawaii.

For example, customers can not currently fly to Washington, D.C., on Hawaiian, but they would be able to through the combined company.

“Aloha, everyone,” Hawaiian Airlines CEO Peter Ingram said on a call with investors.

He said Alaska approached his company about a deal and that “the Hawaiian brand will remain an important part of our home state.”

The deal has been approved by the boards of both companies, but it still needs an OK from the shareholders of Hawaiian Holdings. It will also need the blessing of U.S. regulators, which have resisted more airline consolidation out of fear it could lead to higher fares.

The Biden administration is already trying to block JetBlue’s proposed $3.8 billion acquisition of Sprit Airlines, which would subsume the nation’s biggest budget carrier. The Justice Department also won a lawsuit that killed a partnership between JetBlue and American Airlines.

The average domestic airline fare out of Seattle during the spring was $409.93. That was up from $293.08 two years earlier, according to data from the U.S. Department of Transportation. The average domestic fare out of Honolulu during the spring was $367.94, up from $329.93 two years earlier.

But given how little Alaska and Hawaiian’s routes overlap, their proposal may not create much angst in Washington, said Henry Harteveldt, a travel industry analyst at Atmosphere Research Group.

Just as importantly, he said, neither Alaska nor Hawaiian is an ultra-low fare airline like Spirit. That means combining them would not eliminate the kind of downward pressure on fares that a Spirit buyout might.

The airlines will need to work with their unions as they try to streamline operations, and corporate officials said they have spoken with collective bargaining leaders already. The Air Line Pilots Association said Sunday they were evaluating the proposal and awaiting more details.

Both airlines have historically paid more attention to their employees than competitors, among other similarities in their corporate cultures, Harteveldt said. It’s another reason he said he thinks a merger between the two could work.

This story has been corrected to show that the company boards have already approved the deal.

***

This article was published on apnews.com on December 4, 2023. Neither Hawaiian Holdings nor Alaska has sought or obtained permission from the publisher or the author to reprint and distribute this article.

Additional Information and Where to Find It

Hawaiian Holdings, its directors and certain executive officers are participants in the solicitation of proxies from stockholders in connection with the Transaction. Hawaiian Holdings plans to file a proxy statement (the “Transaction Proxy Statement”) with the SEC in connection with the solicitation of proxies to approve the Transaction.

Daniel W. Akins, Wendy A. Beck, Earl E. Fry, Lawrence S. Hershfield, C. Jayne Hrdlicka, Peter R. Ingram, Michael E. McNamara, Crystal K. Rose, Mark D. Schneider, Craig E. Vosburg, Duane E. Woerth and Richard N. Zwern, all of whom are members of Hawaiian Holdings’ board of directors, and Shannon L. Okinaka, Hawaiian Holdings’ chief financial officer, are participants in Hawaiian Holdings’ solicitation. None of such participants owns in excess of one percent of Hawaiian Holdings’ common stock. Additional information regarding such participants, including their direct or indirect interests, by security holdings or otherwise, will be included in the Transaction Proxy Statement and other relevant documents to be filed with the SEC in connection with the Transaction. Please refer to the information relating to the foregoing (other than for Messrs. Akins and Woerth) under the caption “Security Ownership of Certain Beneficial Owners and Management” in Hawaiian Holdings’ definitive proxy statement for its 2023 annual meeting of stockholders (the “2023 Proxy Statement”), which was filed with the SEC on April 5, 2023 and is available at https://www.sec.gov/ix?doc=/Archives/edgar/data/1172222/000117222223000022/ha-20230405.htm#i2d8a68908cc64c37bbeca80e509abb72_31. Since the filing of the 2023 Proxy Statement, (a) each director (other than Mr. Ingram) received a grant of 13,990 restricted stock units that will vest upon the earlier of (i) the day prior to Hawaiian Holdings’ 2024 annual meeting of stockholders or (ii) a change in control of Hawaiian Holdings; (b) Mr. Ingram received a grant of 163,755 restricted stock units; and (c) Ms. Okinaka received a grant of 57,314 restricted stock units. In the Transaction, equity awards held by Mr. Ingram and Ms. Okinaka will be treated in accordance with their respective severance and change in control agreements. As of December 1, 2023, Mr. Ingram beneficially owns 340,964 shares and Ms. Okinaka beneficially owns 86,903 shares. The 2023 proxy statement, under the caption “Executive Compensation—Potential Payments Upon Termination or Change in Control,” contains certain illustrative information on the payments that may be owed to Mr. Ingram and Ms. Okinaka in a change of control of Hawaiian Holdings. As of December 1, 2023, (a) Mr. Woerth beneficially owns 37,389 shares and (b) Mr. Akins beneficially owns no shares. Mr. Akins received a grant of 13,990 restricted stock units that will vest upon the earlier of (a) the day prior to Hawaiian Holdings’ 2024 annual meeting of stockholders or (b) a change of control.

Promptly after filing the definitive Transaction Proxy Statement with the SEC, Hawaiian Holdings will mail the definitive Transaction Proxy Statement and a WHITE proxy card to each stockholder entitled to vote at the special meeting to consider the Transaction. STOCKHOLDERS ARE URGED TOREAD THE TRANSACTION PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT HAWAIIAN HOLDINGS WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, the preliminary and definitive versions of the Transaction Proxy Statement, any amendments or supplements thereto, and any other relevant documents filed by Hawaiian Holdings with the SEC in connection with the Transaction at the SEC’s website (http://www.sec.gov). Copies of Hawaiian Holdings’ definitive Transaction Proxy Statement, any amendments or supplements thereto, and any other relevant documents filed by Hawaiian Holdings with the SEC in connection with the Transaction will also be available, free of charge, at Hawaiian Holdings’ investor relations website (https://newsroom.hawaiianairlines.com/investor-relations), or by writing to Hawaiian Holdings, Inc., Attention: Investor Relations, P.O. Box 30008, Honolulu, HI 96820.